Exhibit 10.1

Amendment No. RIE539A

AMENDMENT

THIS AMENDMENT is entered into as of December 1, 2004, between CoBANK, ACB (“CoBank”) and DAKOTA GROWERS PASTA COMPANY, INC., Carrington, North Dakota (the “Company”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated February 24, 2004 (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  CoBank and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1.               Section 10(A) of the MLA is hereby amended and restated to read as follows:

SECTION 10.  Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

(A)  Current Ratio.  The Company and its consolidated Subsidiaries will have at the end of each period for which financial statements are required to be furnished pursuant to Section 8(H) hereof, a ratio of consolidated current assets to consolidated current liabilities (both as determined in accordance with GAAP consistently applied) of not less than 1.10 to 1.0 through and including April 30, 2005, and of not less than 1.25 to 1.0 thereafter.

2.               Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	DAKOTA GROWERS PASTA COMPANY, INC.

By:	By:	/s/ Thomas Friezen

Title:	Title:	CFO